                                                                       Exhibit 1

                               PURCHASE AGREEMENT

         PURCHASE AGREEMENT dated as of April 8, 2002 by and between KENNETH HACKEL, an individual (the "Stockholder") and NATHAN'S FAMOUS, INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Stockholder has agreed to sell all of the shares of common stock in the Company owned by him and the Company has agreed to purchase such shares upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants, warranties and mutual agreements herein set forth, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

         1.       TRANSFER OF STOCK.

                  The Stockholder hereby agrees to sell, assign, transfer and deliver to the Company and the Company shall purchase from the Stockholder 751,000 shares of issued and outstanding common stock of the Company, par value $.01 per share held by such Stockholder (the "Shares").

         2.       PURCHASE PRICE AND PAYMENT.

                  In consideration of the sale of the stock to the Company and subject to the terms and conditions hereinafter set forth, the Company shall pay to the Stockholder the sum of $3.65 per share, or an aggregate $2,741,150 (the "Purchase Price").

         3.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

                  The Stockholder represents and warrants to, and agrees with, the Company that:

                  3.1 STATUS. The Stockholder has legal capacity to execute, deliver and perform his obligations under this Agreement.

                  3.2 AUTHORITY. The Stockholder has, upon delivery of the payment for each of the Shares, full right, power and authority, and has obtained any approval required by law, to sell, transfer, assign and deliver the Shares being sold by him hereunder.

                  3.3 VALID AND MARKETABLE TITLE. The Stockholder has valid and marketable title to the Shares, free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer, and has full right, power and authority to enter into this Agreement, and the Company will acquire valid and marketable title to the Shares from the Stockholder free and clear of any liens, encumbrances, equities, claims, restrictions on transfer or other defects whatsoever.

                  3.4 BINDING OBLIGATIONS. This Agreement has been duly executed by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

                  3.5 COMPLIANCE WITH OTHER INSTRUMENTS. The performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in a breach or violation of any material respect by the Stockholder of any of the terms or provisions of, or constitute a default by the Stockholder under, (i) any indenture, mortgage, deed of trust, trust (constructive or other), loan agreement, lease, franchise, license or other material agreement or instrument to which the Stockholder is a party or by which the Stockholder is or the Shares are bound, or (ii) any judgment of any court or governmental agency or body applicable to the Stockholder or the Shares or any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to the Stockholder or the Shares.

                  3.6 INVESTOR STATUS. The Stockholder acknowledges that the Company's fiscal year ended on March 31, 2002 and that its annual report on Form 10-K is not required to be filed until June 29, 2002. Accordingly, the Stockholder acknowledges that he has not had access to any information concerning the financial results of the Company for the quarter and fiscal year ended March 31, 2002. The Stockholder further acknowledges that the report of such results could affect the market price of the Company's common stock. The Stockholder is a sophisticated investor who has evaluated the merits of selling the Shares, and has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of such sale.

         4.       RELEASE AND COVENANTS OF STOCKHOLDER.

                  4.1 RELEASE. The Stockholder hereby fully, finally, and unconditionally releases and discharges the Company and its owners, directors, officers, agents, attorneys, employees, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally (collectively referred to as the "Released Parties"), from any and all claims, actions, suits, accounts, reckonings, covenants, contracts, agreements, promises, variances, trespasses, judgments, extents, executions, demands, debts, rights, controversies, liabilities, damages or causes of action whatsoever, known or unknown, in law, admiralty or equity, whether asserted or not asserted, which Stockholder now has, has ever had, or may at any time hereafter have against the Released Parties by reason of any matter, cause or event whatsoever occurring prior to the date hereof, including but not limited to the Stockholder's sale of the Shares to the Company pursuant to this Agreement and any claim under Section 10 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  4.2 COVENANT NOT TO SUE. The Stockholder agrees that neither he nor any other person, organization or entity acting on his behalf, will sue or file or institute any charges, complaints, grievances, or arbitrations against the Released Parties, in any capacity, before any court, agency or other governmental entity, with respect to any matters released hereby and acknowledges that this provision shall bar any such action.

                  4.3 TAXES. The Stockholder shall pay any federal, state or local sales, transfer or stamp taxes payable in connection with the sale and transfer of the Shares pursuant to this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to, and agrees with, the Stockholder as follows:

                  5.1 CORPORATE ORGANIZATION: REQUISITE AUTHORITY TO CONDUCT BUSINESS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 DUE AUTHORIZATION. The Company has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

                  5.2 BINDING OBLIGATION. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

         6.       CLOSING.

                  6.1 CLOSING. The consummation of the purchase and sale of the Shares contemplated hereby shall occur at a "Closing" to be held simultaneously with the execution of this Agreement in the offices of Blau, Kramer, Wactlar & Lieberman, P.C. in Jericho, New York, or at such other time or place as the Company and the Stockholder may agree (such date referred to herein as the "Closing Date").

                  6.2 DELIVERIES AT CLOSING.

                  (a) The Company shall have received certificates for the Shares, together with executed stock powers with respect thereto, signature guaranteed or by book-entry transfer.

                  (b) The Stockholder shall receive the Purchase Price by certified check or by wire transfer of such funds to the account of the Stockholder at Jefferies & Company, Inc.

         7.       MISCELLANEOUS.

                  7.1 CONSENT TO JURISDICTION AND WAIVERS. The Company and the Stockholder each irrevocably consent that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement or any other document delivered in connection herewith, must be brought only in a federal or state court situated in the State of New York, Nassau County or New York County. The Company and the Stockholder, by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The Company and the Stockholder further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section
7.3. The Company and the Stockholder hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of the Company to commence legal proceedings or otherwise proceed against the Stockholder in any jurisdiction or to serve process in any manner permitted by law.

                  7.2. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

                  7.3. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail

(return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

                  If to the Company:

                  Nathan's Famous, Inc.
                  1400 Old Country Road
                  Westbury, NY  11590

                  with a copy to:

                  Nancy D. Lieberman, Esq.
                  Blau, Kramer, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Jericho, New York ll753

                  Fax: (516) 822-4824

                  If to the Stockholder:

                  Kenneth Hackel
                  P. O. Box 726
                  Alpine, New Jersey  07620

                  with a copy to:

                  Joel Handel, Esq.

                  Brown, Raysman, Millstein, Felder & Steiner LLP
                  900 Third Avenue
                  New York, New York  10022
                  Fax: (212) 895-2900

or, in each case, at such other address as may be specified in writing to the other parties.

                  7.4. WAIVER. Any party may waive compliance by another with any of the provisions of this agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any other provision hereof. Any waiver must be in writing.

                  7.5. GENERAL CONSTRUCTION PRINCIPLES. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the masculine form of any word includes the feminine version and vice versa and the singular form of any word includes the plural and vice versa. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                           NATHAN'S FAMOUS, INC.


                                           By: /s/ WAYNE NORBITZ
                                               -----------------------------
                                                 Wayne Norbitz
                                                 Its:  President


                                           /s/ KENNETH HACKEL
                                           ---------------------------------
                                           KENNETH HACKEL